As Filed with the Securities and Exchange Commission on September 19, 1996

                                                       Registration No. 333-3580
================================================================================
                      SECURITIES AND EXCHANGE  COMMISSION
                             Washington, D.C. 20549

                             -------------------
                               AMENDMENT NO. 1
                                     TO
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                             -------------------
                      CAPITAL ONE FINANCIAL CORPORATION
           (Exact name of registrant as specified in its charter)

           Delaware                                   54-1719854
   (State or other jurisdiction          (I.R.S. employer identification no.)
   of incorporation or organization)
                          2980 Fairview Park Drive
                      Falls Church, Virginia 22042-4525
                               (703) 205-1000
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                             -------------------
                            John G. Finneran, Jr.
                           Senior Vice President,
                   General Counsel and Corporate Secretary
                      CAPITAL ONE FINANCIAL CORPORATION
                          2980 Fairview Park Drive
                      Falls Church, Virginia 22042-4525
                               (703) 205-1000
              (Name, address, including zip code, and telephone
             number, including area code, of agent for service)
                             -------------------

        Approximate date of commencement of proposed sale to public:
         From time to time after the effective date of this Registration Statement, as determined in light of market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             -------------------

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                         Proposed      Proposed maximum
                                                         maximum          aggregate         Amount of
      Title of each class of         Amount to be     offering price    offering price    registration
   securities to be registered      registered (1)     per unit (2)          (2)               fee
- -------------------------------------------------------------------------------------------------------
  Debt
  Securities....................
  Preferred Stock...............   $200,000,000(3)         100%          $200,000,000         $68,965
  Depositary Shares representing
   Preferred Stock(4)...........
  Common Stock..................
=======================================================================================================



(1) In U.S. dollars or equivalent thereof in other currencies, including composite currencies, on the basis of exchange rates on the date an agreement to issue and sell the applicable Debt Securities is entered into.
(2)      Estimated solely for the purpose of computing the registration fee.
(3) Such amount represents the principal amount of any Debt Securities issued at their principal amount, the issue price, rather than the principal amount, of any Debt Securities issued at an original issue discount and the liquidation preference of any Preferred Stock.
(4) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement. No separate consideration will be received for the Depositary Shares.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                SUBJECT TO COMPLETION, DATED SEPTEMBER __, 1996


                                  $200,000,000

                       CAPITAL ONE FINANCIAL CORPORATION


               Debt Securities, Preferred Stock and Common Stock


                             --------------------


         Capital One Financial Corporation (the "Company") from time to time may offer and sell (i) debt securities, consisting of debentures, notes and/or other unsecured evidences (the "Debt Securities"), which may be either unsecured senior Debt Securities (the "Senior Debt Securities") or unsecured subordinated Debt Securities (the "Subordinated Debt Securities"), (ii) preferred stock, par value $.01 per share (the "Preferred Stock"), which may be issued in the form of depositary shares evidenced by depositary receipts (the "Depositary Shares") and (iii) common stock, par value $.01 per share ("Common Stock"). The Debt Securities, Preferred Stock, including the Depositary Shares, and Common Stock are collectively referred to herein as the "Securities."



         The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances, together or separately, and will be limited to $200,000,000 aggregate public offering price (or its equivalent (based on the applicable exchange rate at the time of sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company). The specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement, including, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, the denominations (which may be in U.S. dollars, in any other currency or in composite currencies), maturity, premium, if any, the interest rate (which may be fixed, floating or adjustable), the time and method of calculating payment of interest, if any, the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, the currency in which principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or the Holder, the terms of conversion or exchange into Common Stock or other Securities, any sinking fund provisions, the form of the Debt Securities (which may be in registered form or book-entry form), the initial public offering price and any other terms of such Debt Securities; (ii) in the case of Preferred Stock, the specific title, the aggregate amount, any dividends (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, the initial public offering price, the terms of conversion or exchange into Common Stock or other Securities and any other terms of such Preferred Stock; and (iii) in the case of Common Stock, the aggregate number of shares offered, the initial public offering price and any other terms thereof.


         The Senior Debt Securities, when issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company, and the Subordinated Debt Securities, when issued, will be subordinated as described under "Description of Debt Securities - Subordination of Subordinated Debt Securities" herein.

                           ------------------------


         The Securities will be sold directly by the Company, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Securities. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.


         THE SECURITIES WILL NOT BE DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF THE COMPANY AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.




    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
               THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ------------------------


               The date of this Prospectus is September __, 1996

         No person has been authorized to give any information or to make any representation other than those contained in this Prospectus and any accompanying Prospectus Supplement in connection with the offering described herein and therein, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. Neither this Prospectus nor any Prospectus Supplement shall constitute an offer to sell or a solicitation of an offer to buy any securities offered hereunder in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation or sale in such jurisdiction. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder implies that there has been no change in the affairs of the Company at any time subsequent to the date hereof or that the information herein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information, including the documents incorporated by reference herein, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material also can be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, on May 7, 1996, the Company began filing its reports, proxy statements and other information electronically with the Commission. The Commission maintains a Web site at (http://www.sec.gov) that contains such reports, proxy and information statements and other information electronically filed with the Commission.


         The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission:

  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K promulgated by the Commission shall not be deemed to be specifically incorporated by reference herein;


  2. The Company's Current Reports on Form 8-K dated January 24, 1996 and July 2, 1996;



  3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; and



  4. The descriptions of the Company's Common Stock which are contained in the registration statements on Form 8-A filed on August 24, 1994 and November 16, 1995 by the Company to register such securities under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such descriptions.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the Securities hereby shall be deemed to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.


         The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to such documents). Requests for such copies should be directed to Capital One Financial Corporation, Suite 1300, 2980 Fairview Park Drive, Falls Church, Virginia 22042-4525, Attention: Corporate Secretary, telephone number (703) 205-1000.

                                  THE COMPANY


         Capital One Financial Corporation (the "Company") is a financial services company, incorporated in Delaware on July 21, 1994, whose subsidiaries provide a variety of products to consumers. The Company's principal subsidiary, Capital One Bank (the "Bank"), a limited purpose Virginia state chartered credit card bank, offers credit card products. Capital One, F.S.B. (the "Savings Bank"), a federally chartered savings bank established in June 1996, provides certain lending and deposit services.



         As of June 30, 1996, the Company had total assets of $5.7 billion, total liabilities of $5.0 billion and total equity of $664 million. The principal asset of the Company is its equity interest in the Bank. As of June 30, 1996, the assets of the Bank constituted approximately 96% of the consolidated assets of the Company.



         The Company is listed on the New York Stock Exchange under the symbol COF. The Company's principal executive office is located at 2980 Fairview Park Drive, Suite 1300, Falls Church, Virginia 22042-4525, (telephone number (703) 205-1000).



Capital One Bank



         Prior to November 22, 1994, the Bank conducted its operations as a division of Signet Bank/Virginia, a wholly owned subsidiary of Signet Banking Corporation ("Signet"). The Bank, which includes Signet's credit card division for periods prior to November 22, 1994, is one of the oldest continually operating bank card issuers in the U.S., having commenced operations in 1953, the same year as the formation of what is now MasterCard International. It is among the ten largest issuers of Visa(R)* and MasterCard(R)* credit cards in the United States based on managed loans outstanding of $ 11.2 billion at June 30, 1996. As of June 30, 1996, the Bank had approximately 7.8 million credit card accounts. The growth in managed loans and credit card accounts achieved by the Bank in recent years was due largely to credit card industry dynamics and the success of the Company's proprietary information-based strategy ("IBS") initiated in 1988. IBS is designed to allow the Bank to differentiate among customers based on credit risk, usage and other characteristics and to match customer characteristics with appropriate product offerings. See "-- Information-Based Strategy" herein.



         The Bank offers two brands of credit cards, Visa(R) and MasterCard(R), and within each brand premium ("gold" cards) and standard credit card products, both unsecured and secured. Premium credit cards generally have higher lines of credit and additional ancillary benefits. Periodically, qualified standard accounts are offered the option to upgrade to premium accounts. Additionally, among the major bank card issuers, the Bank was one of the first to issue secured credit cards.



         The Bank issues its products nationwide with different Annual Percentage Rate ("APR"), finance charge and fee combinations or other special features, such as a balance transfer option, depending on the risk profile and other characteristics of the targeted customer segment. Using information derived from proprietary statistical models, the Bank targets customers with a carefully matched combination of pricing, credit analysis and packaging. In setting terms for new solicitations, the Bank's pricing philosophy reflects a risk-based approach where customers with better credit qualifications generally merit more favorable pricing. Pricing parameters include a combination of APR, annual membership fees, past-due, overlimit, returned check, cash advance and other fees, corresponding credit limits and ancillary services. The Bank continues to test new pricing combinations targeted to different customer segments.






- ----------------------------------
* MasterCard and Visa are registered trademarks of MasterCard International Incorporated and VISA USA, Inc., respectively.

         Cardholders use the credit cards for three principal types of transactions: purchases, cash advances and check access to the credit line. Purchases with the card are the most frequent form of usage. Cash advances may be obtained at financial institutions or automated teller machines.
Cardholders may also use special credit line checks issued by the Company to draw against their Visa or MasterCard credit lines for cash or purchases, or under balance transfer programs, to pay down other card balances. Currently, cardholders must generally make a monthly minimum payment as well as pay past-due amounts, overlimit amounts, any insurance payments and other fees.


Capital One, F.S.B.



         In June 1996, the Company established the Savings Bank to provide certain consumer lending and deposit services. The Savings Bank issues secured and unsecured Visa(R) and MasterCard(R) credit cards, secured and unsecured installment loans and various home equity lending products in the United States. The Savings Bank uses the Company's IBS to test market various product offerings to different customer segments. As of June 30, 1996, the assets of the Savings Bank constituted less than 5% of the consolidated assets of the Company.



Information-Based Strategy



         The Company's IBS is designed to allow the Company to differentiate among customers based on credit risk, usage and other characteristics and to match customer characteristics with appropriate product offerings. IBS involves developing sophisticated models, information systems, well-trained personnel and a flexible culture to create credit card or other products that address the demands of changing consumer and competitive markets. By using sophisticated statistical modeling techniques, the Company is able to segment its potential customer lists based upon the integrated use of credit scores, demographics, customer behavioral characteristics and other criteria. By actively testing a wide variety of product features, marketing channels and other aspects of its offerings, the Company can design and target customized solicitations at various customer segments, thereby enhancing customer response levels and maximizing returns on investment within given underwriting parameters. Continued integrated testing and model development builds on information gained from earlier phases and is intended to improve the quality, performance and profitability of the Company's solicitation and account management initiatives. The Company applies IBS to all areas of its business, including solicitations, account management, credit line management, pricing strategies, usage stimulation, collections, recoveries, and account and balance retention.



         Historically, the Company has concentrated its efforts on, and applied IBS to, credit card opportunities at the Bank. However, the Company's strategy for future growth is to continue to apply its IBS to the Bank's credit card business, as well as to other businesses, both financial and non-financial, to identify new product opportunities. The Company has established the Savings Bank [and several non-bank operating subsidiaries] in which it will engage in non-card product businesses. The Company has conducted a number of test solicitations with respect to non-card products, including but not limited to home equity products, installment loans and auto loans. To date, only a relatively small dollar volume of assets have been generated as a result of such solicitations.

                                USE OF PROCEEDS

         Except as otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities hereby offered will be applied to the Company's general funds to be utilized for general corporate purposes, including the reduction of short-term debt, possible acquisitions, investments in, or extension of credit to, the Company's subsidiaries, investments in securities and the possible acquisition of real property for use in the Company's business.

                                 CERTAIN RATIOS

         The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:


                           Six Months Ended June 30,               Year Ended December 31,
                           -------------------------               -----------------------
                                     1996               1995      1994      1993      1992       1991
                                     ----               ----      ----      ----      ----       ----
Earnings to Fixed
Charges ..............               1.95               1.78      2.55      3.46      2.58       2.22


         The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by (ii) fixed charges. Fixed charges consist of interest expense on borrowings, including capitalized interest and the portion of rental expense which is deemed representative of interest.

                   SUPERVISION, REGULATION AND OTHER MATTERS


         The Bank is a banking corporation chartered under Virginia law and a member of the Federal Reserve System, the deposits of which are insured by the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is subject to comprehensive regulation and periodic examination by the Bureau of Financial Institutions of the Virginia State Corporation Commission (the "Bureau of Financial Institutions"), the Federal Reserve Board and the FDIC. The Company is not a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), as a result of the Company's ownership of the Bank because the Bank is not a "bank" as defined under the BHCA. The Bank is not a "bank" under the BHCA because it (i) engages only in credit card operations, (ii) does not accept demand deposits or deposits that the depositor may withdraw by check or similar means for payment to third parties or others, (iii) does not accept any savings or time deposit of less than $100,000, (iv) maintains only one office that accepts deposits, and (v) does not engage in the business of making commercial loans. If the Bank failed to meet the credit card bank exemption criteria described above, the Bank's status as an insured depository institution would make the Company subject to the provisions of the BHCA, including certain restrictions as to the types of business activities in which a bank holding company and its affiliates may engage. Becoming a bank holding company under the BHCA would affect the Company's ability to enter into certain non-card product businesses.


         Due to the Bank's status as a limited purpose credit card bank, any non-credit card operations which may be conducted by the Company must be conducted in other operating subsidiaries of the Company. In addition, for purposes of the BHCA, if the Bank failed to qualify for the credit card bank exemption, any entity that acquired direct or indirect control of the Company and also engaged in activities not permitted for bank holding companies could be required either to discontinue the impermissible activities or to divest itself of control of the Company.


         The Savings Bank is a federal savings bank chartered by the Office of Thrift Supervision (the "OTS") and is a member of the Federal Home Loan Bank System. Its deposits are insured by the Savings Association Insurance Fund of the FDIC; however, by virtue of an initial deposit assumption transaction engaged in by the Savings Bank in June 1996 when it was established, virtually all of its deposits will be assessed at rates applicable to BIF members. The Savings Bank is subject to comprehensive regulation and periodic examination by the OTS and the FDIC. As a result of its ownership of the Savings Bank, the Company is a unitary savings and loan holding company subject to regulation by
the OTS and the provisions of the Savings and Loan Holding Company Act.   As a
unitary savings and loan holding company, the Company generally is not restricted under existing laws as to the types of business activities in which it may engage so long as the Savings Bank continues to meet the Qualified Thrift Lender Test. See "-- Investment Limitations and Qualified Thrift Lender Test" below.



         The Company is also registered as a financial institution holding company under Virginia law and as such is subject to periodic examination by the Bureau of Financial Institutions.



         The earnings of the Company, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory agencies, including the Bureau of Financial Institutions, the Federal Reserve Board, the FDIC and the OTS. In addition, there are numerous governmental requirements and regulations which affect the activities of the Company.


Dividends and Transfers of Funds


         There are various federal and Virginia law limitations on the extent to which the Bank and the Savings Bank can finance or otherwise supply funds to the Company and its affiliates through dividends, loans or otherwise. These limitations include minimum regulatory capital requirements, Federal Reserve Board, OTS and Virginia law requirements concerning the payment of dividends out of net profits or surplus, Sections 23A and 23B of the Federal Reserve Act governing transactions between an insured depository institution and its affiliates and general federal and Virginia regulatory oversight to prevent unsafe or unsound practices. In general, federal banking laws prohibit an insured depository institution such as the Bank and the Savings Bank from making dividend distributions if such distributions are not paid out of available earnings or would cause the institution to fail to meet applicable capital adequacy standards, including, in the case of the Savings Bank, minimum requirements set forth in the Order of the OTS approving its organization. In addition, under Virginia law, the Bureau of Financial Institutions may limit the payment of dividends by the Bank if the Bureau of Financial Institutions determines that such a limitation would be in the public interest and necessary for the Bank's safety and soundness.


Exportation of Interest Rates and Fees


         Under current judicial interpretations of the Depository Institutions Deregulation and Monetary Control Act of 1980 (ODIDMCAO), state-chartered institutions such as the Bank and federally chartered savings banks such as the Savings Bank may charge interest at the rate allowed by the laws of the state where the institution is located notwithstanding any state constitution or statute to the contrary. In 1978, a statute similar to DIDMCA applicable to national banks was interpreted by the United States Supreme Court to permit a national bank to "export" interest rates by charging the interest rate allowed by the laws of the state where the bank is located on loans to borrowers in other states, notwithstanding the laws of such other states. Similarly, in 1996, the United States Supreme Court in upholding a California Supreme Court decision, ruled that national banks, under a statute similar to DIDMCA, may export charges other than the numerical interest rate, such as late fees, annual fees, cash advance fees, overlimit fees and returned check fees. In addition, the United States Supreme Court reversed and remanded a New Jersey Supreme Court decision respecting a state-chartered bank for treatment consistent with its decision in the California case. As a result, it is believed that state-chartered institutions such as the Bank and federally chartered savings banks such as the Savings Bank are permitted to export interest rates and other charges pursuant to DIDMCA.

Capital Adequacy


         The Bank and the Savings Bank are currently subject to capital adequacy guidelines adopted by the Federal Reserve Board and the OTS, respectively. In the case of the Bank these include a minimum ratio of Tier 1 capital to risk-weighted assets of 4%, a minimum ratio of Tier 1 capital plus Tier 2 capital to risk-weighted assets of 8% and a minimum "leverage ratio" of Tier 1 capital to average total tangible assets of 4%. Bank regulators, however, have broad discretion in applying higher capital requirements. Bank regulators consider a range of factors when determining capital adequacy, such as the organization's size, quality and stability of earnings, interest rate risk exposure, risk diversification, management expertise, asset quality, liquidity and internal controls. At June 30, 1996, the Bank's risk-based Tier 1 capital ratio was 10.97%, its risk-based total capital ratio was 12.23% and its Tier 1 leverage ratio was 9.91%.



         The Savings Bank is currently subject to capital adequacy guidelines adopted by the OTS, including a minimum ratio of "leverage or core" capital to adjusted total assets of 3%, a minimum ratio of "tangible" capital (core capital less certain intangible assets) to adjusted total assets of 1.5% and a minimum ratio of "total" capital to risk-weighted assets of 8%. In addition, the Savings Bank is subject for the first three years of its operations to additional capital requirements, including the requirement to maintain a minimum core capital ratio of 8% and a risk-based capital ratio of at least 12%. As described above, the OTS has broad discretion to apply higher capital requirements. At June 30, 1996, the Savings Bank's tangible capital ratio was 9.51%, its risk-based capital ratio was 483.15% and its core capital ratio was 9.51%, which reflects the start-up nature of its operations. Failure to meet applicable capital guidelines could subject the Bank and the Savings Bank to a variety of enforcement remedies available to federal regulatory authorities.



         In addition, in connection with the Bank's establishment of a branch office in the United Kingdom, the Company committed to the Federal Reserve Board that, for so long as the Bank maintains such branch in the United Kingdom, the Company will maintain a minimum Tier 1 leverage ratio of 3.0%. At June 30, 1996, the Company's Tier 1 leverage ratio was 13.54%.



FDICIA and FIRREA



         Among other things, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal bank regulatory authorities to take "prompt corrective action" in respect of insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital ratio levels: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under applicable regulations, an insured depository institution is considered to be well capitalized if it maintains a Tier 1 risk-based capital ratio (or core capital to risk-adjusted assets in the case of the Savings Bank) of at least 6%, a total risk-based capital ratio of at least 10% and a Tier 1 leverage capital ratio (or core capital ratio in the case of the Savings Bank) of at least 5%, and is not otherwise in a "troubled
condition" as specified by its appropriate federal regulatory agency.   An
insured depository institution is considered to be adequately capitalized if it maintains a Tier 1 risk-based capital ratio (or core capital to risk-adjusted assets in the case of the Savings Bank) of at least 4%, total risk-based capital ratio of at least 8%, and a Tier 1 leverage capital ratio (or core capital ratio in the case of the Savings Bank) of at least 4% (3% for certain highly rated institutions), and does not otherwise meet the well capitalized definition. The three undercapitalized categories are based upon the amount by which the insured depository institution falls below the ratios applicable to adequately capitalized institutions. The capital categories are determined solely for the purposes of applying FDICIA's prompt corrective action ("PCA") provisions, as discussed below, and such capital categories may not constitute an accurate representation of the overall financial condition or prospects of the Bank or the Savings Bank.



         At June 30, 1996 the Bank and the Savings Bank met the requirements for a "well capitalized" institution. A "well capitalized" classification should not necessarily be viewed as describing the condition or future prospects of a depository institution, including the Bank and the Savings Bank.

         Under FDICIA's PCA system, an insured depository institution in the undercapitalized category must submit a capital restoration plan guaranteed by its parent company. The liability of the parent company under any such guarantee is limited to the lesser of 5% of the insured depository institution's assets at the time it became undercapitalized, or the amount needed to comply with the plan. An insured depository institution in the undercapitalized category also is subject to limitations in numerous areas including, but not limited to, asset growth, acquisitions, branching, new business lines, acceptance of brokered deposits and borrowings from the Federal Reserve. Progressively more burdensome restrictions are applied to insured depository institutions in the undercapitalized category that fail to submit or implement a capital plan and to insured depository institutions that are in the significantly undercapitalized or critically undercapitalized categories. In addition, an insured depository institution's primary federal banking agency is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.



         "Critically undercapitalized" insured depository institutions (which are defined to include institutions that still have a positive net worth) may not, beginning 60 days after becoming "critically undercapitalized" make any payment of principal or interest on their subordinated debt (subject to certain limited exceptions). Thus, in the event an institution became "critically undercapitalized," it would generally be prohibited from making payments on its subordinated debt securities. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.



         FDICIA requires the federal banking agencies to review the risk-based capital standards to ensure that they adequately address interest-rate risk, concentration of credit risk and risks from non-traditional activities. The OTS amended its risk-based capital rules to incorporate interest-rate risk requirements under which a savings bank must hold additional capital if it projects an excessive decline in "net portfolio value" in the event interest rates increase or decrease by two percentage points. These standards are not yet in effect.



         FDICIA also requires the FDIC to implement a system of risk-based premiums for deposit insurance pursuant to which the premiums paid by a depository institution will be based on the probability that the FDIC will incur a loss in respect of such institution. The FDIC has since adopted a system that imposes insurance premiums based upon a matrix that takes into account an institution's capital level and supervisory rating.



         The Bank and the Savings Bank may accept brokered deposits as part of their funding. Under FDICIA, only "well capitalized" and "adequately capitalized" institutions may accept brokered deposits. "Adequately capitalized" institutions, however, must first obtain a waiver from the FDIC before accepting brokered deposits and such deposits may not pay rates that significantly exceed the rates paid on deposits of similar maturity from the institution's normal market area or the national rate on deposits of comparable maturity, as determined by the FDIC, for deposits from outside the institution's normal market area.



         Under the "cross-guarantee" provision of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), insured depository institutions such as the Bank and the Savings Bank may be liable to the FDIC in respect of any loss or anticipated loss incurred by the FDIC resulting from the default of, or FDIC assistance to, any commonly controlled insured depository institution. The Bank and the Savings Bank are commonly controlled within the meaning of the FIRREA cross guarantee provision.

Investment Limitations and Qualified Thrift Lender Test



         Federally-chartered savings banks such as the Savings Bank are subject to certain investment limitations. For example, federal savings banks are permitted to make consumer loans (i.e., open-end or closed-end loans for personal, family or household purposes, such as installment loans) of up to 35 percent of the savings bank's assets. Federal savings banks are also required to meet the qualified thrift lender test (the "QTL Test"), which generally requires a savings bank to maintain at least 65 percent "portfolio assets" (total assets less (i) specified liquid assets up to 20% of total assets, (ii) intangibles, including goodwill, and (iii) property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and mortgage-related investments) on a monthly basis in 9 out of every 12 months. Failure to qualify under the QTL Test could subject the Savings Bank to substantial restrictions on its activities and to certain other penalties, and could subject the Company to the provisions of the BHCA, including the activity restrictions that apply generally to bank holding companies and their affiliates. The Savings Bank has been granted a two-year exception from the QTL Test, but must be in full compliance with the test by June 30, 1998.


Appointment of New Directors


         Pursuant to federal regulations, for a period of two years following the later of its organization or a subsequent "change in control" or in the event that it becomes undercapitalized or otherwise in a troubled condition, an insured depository institution is required to give its federal bank regulator written notice at least 30 days prior to the effective date of any new director (as well as the employment or change in responsibilities of any individual to a position as a senior executive officer). A proposed director (or senior executive officer) may begin service upon the expiration of the 30-day period following acceptance of a complete notice, unless the federal bank regulator issues a notice of disapproval before the end of the 30-day period.


Lending Activities


         The activities of the Bank and the Savings Bank as consumer lenders are also subject to regulation under various federal laws including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Community Reinvestment Act and the Soldiers' and Sailors' Civil Relief Act, as well as to various state laws. Regulators are authorized to impose penalties for violations of these statutes and, in certain cases, to order the Bank to pay restitution to injured borrowers. Borrowers may also bring actions for certain violations. Federal and state bankruptcy and debtor relief laws also affect the ability of the Bank and the Savings Bank to collect outstanding balances owed by borrowers who seek relief under these statutes.


Legislation


         From time to time legislation has been proposed in Congress to limit interest rates that could be charged on credit card accounts; however, the Company does not anticipate any serious effort by Congress to enact such a limitation in the current session of Congress. Legislation has also been proposed in Congress to limit the circumstances under which consumer reporting agencies could disclose customer information to direct marketers, including direct marketers of credit card and other lending products. Congress may in the future consider other legislation that would affect the banking or credit card industries. Various bills have also been introduced that would merge the Bank Insurance Fund and the Savings Association Insurance Fund of the FDIC, and eliminate a separate savings bank charter possibly requiring that existing savings banks become banks and repeal in some respects the provisions of the Glass-Steagall Act prohibiting certain banking organizations from engaging in certain securities activities and the provisions of the BHCA prohibiting affiliations between banking organizations and nonbanking organizations. It is unclear at this time whether and in what form any such legislation will be adopted or, if adopted, what its impact on the Bank, the Savings Bank or the Company would be.

Investment in the Company


         Certain acquisitions of capital stock may be subject to regulatory approval or notice under federal or Virginia law. Investors are responsible for insuring that they do not directly or indirectly, acquire shares of capital stock of the Company in excess of the amount which can be acquired without regulatory approval.


         Although the Bank qualifies for the credit card bank exemption under the BHCA, it is still an "insured depository institution" within the meaning of the Change in Bank Control Act. The Savings Bank is also an "insured depository institution" within the meaning of that Act. Consequently, federal law and regulations will prohibit any person or company from acquiring control of the Company without, in most cases, prior written approval of the Federal Reserve Board and the OTS. Control is conclusively presumed if, among other things, a person or company acquires more than 25% of any class of voting stock of the Company. A rebuttable presumption of control arises if a person or company acquires more than 10% of any class of voting stock and is subject to any of a number of specified "control factors" as set forth in the applicable regulations.


Interstate Banking and Branching

         Although the Bank is not a "bank" within the meaning of Virginia's reciprocal interstate banking legislation (Chapter 15 of Title 6.1 of the Code of Virginia), it is a "bank" within the meaning of Chapter 13 of Title 6.1 of the Code of Virginia governing the acquisition of interests in Virginia financial institutions (the "Financial Institution Holding Company Act"). The Financial Institution Holding Company Act prohibits any person or entity from acquiring or making any public offer to acquire control of a Virginia financial institution or its holding company without making application to and receiving the prior approval of the Bureau of Financial Institutions.

         On September 29, 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle Act") became law. Under the Riegle Act, the Federal Reserve Board may approve bank holding company acquisitions of banks in other states, subject to certain aging and deposit concentration limits. Commencing June 1, 1997 (or earlier if a particular state chooses), banks in one state may merge with banks in another state, unless the other state has chosen not to implement this section of the Riegle Act. These mergers are also subject to similar aging and deposit concentration limits.

         Virginia has "opted-in" early to the provisions of the Riegle Act. Effective July 1, 1995, an out-of-state bank that does not already maintain a branch in Virginia may establish and maintain a de novo branch in Virginia, or through the acquisition of a branch, if the laws of the home state of the out-of-state bank permit Virginia banks to engage in the same activities in that state under substantially the same terms as permitted by Virginia. Also, Virginia banks may merge with out-of-state banks, and an out-of-state bank resulting from such an interstate merger transaction may maintain and operate the branches in Virginia of a merged Virginia bank, if the laws of the home state of the out-of-state bank involved in the interstate merger transaction permit interstate merger. An out-of-state bank desiring to engage in such activities must file an application with the State Corporation Commission. It is unclear at this time whether other states will enact the requisite legislation to permit such activities in Virginia, and, if adopted, how the legislation would impact the Bank or the Company.


         Federal savings banks, such as the Savings Bank, may establish, subject to the approval of the OTS, branches outside of the state in which it has its home office provided that such savings bank qualifies as a domestic building and loan association under the Internal Revenue Code and meets certain other legal and regulatory requirements, including with respect to capital adequacy.

Interstate Taxation


         Several states have passed legislation which attempts to tax the income from interstate financial activities, including credit cards, derived from accounts held by local state residents. Based on the volume of its business in these states and the nature of the legislation passed to date, the Company currently believes that this development will not materially affect the financial condition of the Company.


                         DESCRIPTION OF DEBT SECURITIES

         The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture") between the Company and [_______________], as trustee (the "Senior Trustee"). The Subordinated Debt Securities are to be issued under an Indenture (the "Subordinated Indenture") between the Company and [_________________], as trustee (the "Subordinated Trustee"). Copies of the Senior Indenture and the Subordinated Indenture have been filed with the Commission as exhibits to the Registration Statement. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Trustees." The following summaries of the provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms. Article and Section references used herein are references to the Applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Applicable Indenture.

         The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").


         The Company's right to participate as a stockholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or winding-up (and thus the ability of Holders of the Debt Securities to benefit, as creditors of the Company, from such distribution) is subject to the
prior claims of creditors of any such subsidiary.   The Bank and the Savings
Bank are subject to claims by creditors for long-term and short-term debt, obligations, including deposit liabilities, obligations for federal funds purchased and securities sold under repurchase agreements. There are also various legal limitations on the extent to which the Bank and the Savings Bank may pay dividends or otherwise supply funds to the Company or its affiliates. See "Supervision, Regulation and Other Matters -- Dividends and Transfer of Funds" herein.


General

         The Indentures do not limit the amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured obligations of the Company.


         Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of indebtedness which may be incurred or other securities which may be issued by the Company. The Debt Securities issued under the Senior Indenture will rank on parity with all other unsecured unsubordinated indebtedness of the Company. The Debt Securities issued under the Subordinated Indenture will be subordinate and junior in right of payment to all Senior Indebtedness of the Company to the extent and in the manner set forth in the Subordinated Indenture. See "-- Subordination of Subordinated Debt Securities" herein. Reference is made to the Applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company described below that are applicable to the Debt Securities, including any addition of covenants or other provisions providing event risk or similar protection.

         The Applicable Prospectus Supplement will describe the following terms of the Offered Debt Securities: (1) the title and series of the Offered Debt Securities; (2) whether the Offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) any limit upon the aggregate principal amount of the Offered Debt Securities; (4) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (5) the date or dates on which the principal of the Offered Debt Securities will mature, or the method or methods, of any, by which such date or dates shall be determined; (6) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, and the date or dates from which any such interest, if any, will accrue;
(7) the dates on which such interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for such Interest Payment Dates;
(8) the place or places where the principal of and any premium and interest on the Offered Debt Securities shall be payable; (9) any mandatory or optional sinking funds or analogous provisions; (10) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision;
(11) the obligation of the Company, if any, to redeem or repurchase the Offered Debt Securities at the option of the Holder; (12) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (13) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities that will be payable upon the declaration of acceleration of the Maturity thereof; (14) the currency of payment of principal of and any premium and interest on the Offered Debt Securities; (15) any index used to determine the amount of payment of principal of and any premium and interest on the Offered Debt Securities; (16) if the Offered Debt Securities will be issuable only in temporary or permanent global form, the Depositary or its nominee with respect to the Offered Debt Securities and the circumstances under which the global Debt Security may be registered for transfer or exchange in the name of a Person other than the Depositary or its nominee; (17) whether any of the Debt Securities will be issued in bearer form and, if so, any limitations on issuance of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (18) the applicability, if any, of the provisions described under "Defeasance and Covenant Defeasance" herein; (19) any additional Event of Default, and in the case of any Offered Subordinated Debt Securities, any additional Event of Default that would result in the acceleration of the maturity thereof; (20) whether such Debt Securities shall be convertible into or exchangeable for Common Stock or other Securities and, if so, the terms of such conversion or exchange and the terms of such other Securities; and (21) any other terms of the Offered Debt Securities. (Section 301 of each Indenture).


         Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Applicable Prospectus Supplement. "Original Issue Discount Security" means any Debt Security which provides for declaration of an amount less than the principal face amount thereof to be due and payable upon acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof.

Registration, Transfer, Payment and Paying Agent

         Unless otherwise indicated in the Applicable Prospectus Statement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that the Company may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities issued in bearer form shall have interest coupons attached, unless issued as Original Issue Discount Securities. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than through offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership, or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of

Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Applicable Prospectus Supplement.

         Unless otherwise indicated in the Applicable Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer, exchange or conversion of the Debt Securities but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Unless otherwise described in the Applicable Prospectus Supplement, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable and transfer of the Debt Securities will be registrable at the office or agency of the Company maintained for that purpose, as the Company may designate from time to time in the City of New York, New York, provided that payments of interest may be made at the option of the Company by check mailed to the address appearing in the Security Register of the person in whose name such registered Debt Security is registered at the close of business on the Regular Record Date (Sections 305 and 307 of each Indenture).

         Unless otherwise indicated in the Applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Debt Securities in bearer form will be made payable, subject to any applicable laws and regulations, at such office outside the United States as specified in the Applicable Prospectus Supplement and as the Company may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the Applicable Prospectus Supplement, payment of interest and certain additional amounts on Debt Securities in bearer form will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

Global Debt Securities

         The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Debt Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Applicable Prospectus Supplement. In such case, one or more Global Debt Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Debt Security or Securities.
Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Debt Security may not be transferred except as a whole by the Depositary for such Global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

         The specific terms of the depositary agreement with respect to a series of Global Debt Securities and certain limitations and restrictions relating to a series of bearer Global Debt Securities will be described in the Applicable Prospectus Supplement.

Subordination of Subordinated Debt Securities

         Unless otherwise indicated in the Applicable Prospectus Supplement, the following provisions shall apply to the Subordinated Debt Securities. The following Section references are to Sections of the Subordinated Indenture.

         Upon any distribution of assets of the Company resulting from any dissolution, winding up, liquidation or reorganization, payments on Subordinated Debt Securities are to be subordinated, to the extent provided in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness, but the obligation of the Company to make payments on the Subordinated Debt Securities will not otherwise be affected. No payment on Subordinated Debt Securities may be made at any time when there is a default in the payment of any principal, premium, interest, Additional Amounts or any sinking fund on any Senior Indebtedness. Holders of Subordinated Debt Securities will be subrogated to the rights of Holders of Senior Indebtedness to the extent of payments made on Senior Indebtedness upon any distribution of assets in any such proceedings out of the distributive shares of Subordinated Debt Securities.

         By reason of such subordination, in the event of the insolvency of the Company, certain creditors of the Company may recover more, ratably, than Holders of Subordinated Debt Securities.

         "Senior Indebtedness" means the principal of and premium if any, and interest on the following, whether outstanding at the date hereof or thereafter incurred or created: (a) indebtedness of the Company for money borrowed (including any indebtedness secured by a mortgage or other lien which is (i) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another or (ii) existing on property at the time of acquisition thereof) evidenced by notes or other written obligations, except such indebtedness as is by its terms expressly stated to be not superior in right of payment to the Securities or to rank pari passu or is identified in a Board Resolution or any indenture supplemental hereto as not superior in right of payment or to rank pari passu with the Securities; (b) indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money; (c) indebtedness of others of the kinds described in either of the preceding clauses (a) or (b) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise; and
(d) renewals, extensions or refundings of indebtedness of the kinds described in any of the preceding clauses (a), (b) and (c) unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to the Securities. (Section 101 of the Subordinated Indenture).


Conversion and Exchangeability



         The holders of Debt Securities of a specified series that are convertible into Common Stock or other Securities ("Convertible Debt Securities") will be entitled at certain times specified in the Applicable Prospectus Supplement relating to such Convertible Debt Securities, subject to prior redemption, exchange, repayment or repurchase, to convert any Convertible Debt Securities of such series into Common Stock or other Securities, at the conversion price set forth in the Applicable Prospectus Supplement, subject to adjustment and to such other terms as are set forth in such Applicable Prospectus Supplement.



         The holders of Debt Securities of any series may be obligated at any time or at maturity to exchange them for Common Stock or other Securities of the Company. The terms of any such exchange and any such Common Stock or other Securities will be described in the Applicable Prospectus Supplement relating to such series of Debt Securities.

Certain Covenants


         CORPORATE EXISTENCE. Except as permitted under "Consolidation, Merger and Sale of Assets," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existences of each Significant Subsidiary and its rights (charter or statutory) and franchises and those of each Significant Subsidiary; provided, however, that neither the Company nor any Significant Subsidiary will be required to preserve any right or franchise if the Company or such Significant Subsidiary determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders. (Section 1007 of each Indenture).


         LIMITATION ON DISPOSITION OF SIGNIFICANT SUBSIDIARIES. Each of the Indentures contains a covenant by the Company limiting its ability to dispose of the Voting Stock of a Significant Subsidiary. A "Significant Subsidiary" is defined to mean any Subsidiary of the Company the Consolidated Assets of which constitute 20% or more of the Company's Consolidated Assets. Such covenant provides that, subject to certain exceptions, so long as any of the Debt Securities are outstanding, the Company: (a) will not, nor will it permit any Subsidiary to, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Significant Subsidiary, nor will the Company permit a Significant Subsidiary to issue any shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of a Significant Subsidiary (other than sales of directors qualifying shares) unless the Company will own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of such Subsidiary after giving effect to such transaction, or (b) will not permit a Significant Subsidiary to either (i) merge or consolidate with or into any corporation (other than the Company), unless at least 80% of the surviving corporation's Voting Stock is, or upon consummation of the merger or consolidation will be, owned, directly or indirectly, by the Company, or (ii) lease, sell or transfer all or substantially all of its properties and assets to any corporation or other person (other than the Company), unless 80% of the Voting Stock of such corporation or other person is owned, or will be owned, upon such lease, sale or transfer, directly or indirectly, by the Company; provided, however, that nothing in the Indenture covenants shall prohibit the Company or a Significant Subsidiary from the sale or transfer of assets pursuant to any securitization transaction. (Section 1005 of each Indenture).


         LIMITATION ON CREATION OF LIENS. So long as any of the Debt Securities shall be outstanding, the Company will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to be created, assumed or incurred or to exist any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Significant Subsidiary, directly or indirectly, without making effective provision whereby the Debt Securities of all series shall be equally and ratably secured with any and all such indebtedness if, treating such pledge, encumbrance or lien as a transfer of the shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock subject thereto to the secured party and to the issuance of the maximum number of shares of Voting Stock of such Significant Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, such Significant Subsidiary would not continue to be a Controlled Subsidiary. (Section 1006 of each Indenture).

         ADDITIONAL COVENANTS. Any additional covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement.

Events of Default

         The Senior Indenture (with respect to any series of Senior Debt Securities) and, unless otherwise provided in the Applicable Prospectus Supplement, the Subordinated Indenture (with respect to any series of Subordinated Debt Securities) define an Event of Default as any of the following events: (a) default in the payment of any interest or any Additional Amounts payable in respect of any Debt Security when it becomes due and payable, and continuance of such default for a period of 30 days (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (b) default in the payment of the principal of (or premium, if any, on) any Debt Security at its Maturity (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordinated provisions); (c) default in the deposit of any sinking fund payment when due (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordinated provisions); (d) default in the performance of any other covenants or warranties of the Company in the Applicable Indenture (other than a covenant or warranty included in the Applicable Indenture solely for the benefit of a series of Debt Securities thereunder other than that series) continued for a period of 60 days after the Holders of at least 25% in principal amount of the Outstanding Debt Securities shall have given written notice as provided in the Applicable Indenture; (e) any event of default under any mortgage, indenture or other instrument under which any indebtedness for borrowed money in an aggregate principal amount exceeding $10,000,000 of the Company or any Significant Subsidiary shall become due and payable, if such acceleration is not rescinded or annulled within 30 days after written notice as provided in the Applicable Indenture; (f) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary, and (g) any other Event of Default provided with respect to Debt Securities of that series. If an Event of Default occurs with respect to Debt Securities of any series, the Trustee under the Applicable Indenture shall give the Holders of Debt Securities of such series notice of such default, provided however, that in the case of a default described in (d) above, no such notice to Holders shall be given until at least 30 days after the occurrence thereof. (Section 501 of each Indenture).

         If an Event of Default with respect to the Senior Debt Securities of any series at the time Outstanding occurs and is continuing, either the Senior Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Senior Debt Securities of that series to be due and payable immediately. Payment of the principal of the Subordinated Debt Securities may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of the Company. The Subordinated Trustee and the Holders will not be entitled to accelerate the maturity of the Subordinated Debt Securities upon the occurrence of any of the Events of Default described above except for those described in subparagraph (f) above the previous paragraph (i.e., the bankruptcy, insolvency or reorganization of the Company). Accordingly, there is no right of acceleration in the case of a default in the performance of any covenant with respect to the Subordinated Debt Securities, including the payment of interest or principal. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of not less than a majority in aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such declaration. (Section 502 of each Indenture).

         The Indentures provide that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 601 of each Indenture). Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512 of each Indenture).

         No Holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Applicable Indenture or for the appointment of a receiver or a trustee, or for any remedy thereunder, unless such Holder shall have previously given to the Trustee under the Applicable Indenture written notice of a continuing Event of Default and unless the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507 of each Indenture). However, such limitations do not apply to a suit instituted on such Debt Security on or after the respective due dates expressed in such Debt Security and to convert any Debt Security which is a Convertible Debt Security (as defined herein), and to institute suit for the enforcement of any such rights to payment or conversion. (Section 508 of each Indenture).


         The Company is required under each Indenture to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under such indenture and as to any default in such performance. (Section 1004 of each Indenture).

Defeasance and Covenant Defeasance


         The Indentures provide, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the Applicable Indenture (which will be indicated in the Applicable Prospectus Supplement), that the Company may elect to pay and discharge from any and all obligations in respect of such Debt Securities then outstanding (including, in the case of Subordinated Debt Securities, the provisions described under "-- Subordination of Subordinated Debt Securities") and except for certain obligations to register the transfer of or exchange of such Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold monies for payment in trust ("defeasance"), upon satisfaction of certain conditions. The Company may elect such satisfaction and discharge when (i) no Event of Default has occurred and is continuing, or would occur upon the giving of notice or lapse of time at the time of such satisfaction and discharge and (ii) the Company deposits, in trust, with the Trustee under the Applicable Indenture money or Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of (and premium, if any) and interest on, and Additional Amounts with respect to, such Debt Securities on the dates such payments are due and payable, or fulfills such obligations by such other means of satisfaction and discharge as provided in the Applicable Indenture; (iii) the Company has paid or caused to be paid all other sums payable with respect to the Outstanding Securities of such series; (iv) the Company shall have delivered an Opinion of Counsel to the effect that the Holders shall have no Federal income tax consequences as a result of such deposit or defeasance; and (v) the Company has delivered a certificate of its Independent Public Accountants as required by the Applicable Indenture. (Section 402 of each Indenture).


         If the Company exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. (Section 402 of each Indenture).

Outstanding Debt Securities

         In determining whether the Holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that would be declared to be due and payable pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security shall be the principal face amount of such Indexed Security determined on the date of its original issuance, (iii) the principal amount of a Debt Security denominated in one or more foreign currency units shall be the U.S. dollar equivalent based on the applicable exchange rate or rates at the time of sale, and (iv) any Debt Security owned by the Company or any obligor on such Debt Security or any affiliate of the Company or such other obligor, shall be deemed not to be outstanding (Section 101 of each Indenture).

Modifications and Waiver


         Modifications and amendments of each of the Indentures may be made by the Company and the Trustee under the Applicable Indenture for any purpose with the consent of the Holders of not less than 66-2/3% in aggregate principal amount of the Outstanding Debt Securities of each series issued under such indenture and affected by the modification or amendments; provided, however, that no such modification or amendment may, without the consent of the Holders of all Outstanding Debt Securities affected thereby, (i) change the Stated Maturity of the principal of, or any premium or installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on, any Debt Security (including in the case of an Original Issue Discount Debt Security the amount payable upon acceleration of the maturity thereof or the amount provable in bankruptcy); (iii) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security, (iv) impair the right to institute suit for the enforcement of any payment on any Debt Security on or at the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); (v) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities; (vi) reduce the percentage in principal amount of Outstanding Debt Securities of any series; or
(vii) in the case of Convertible Debt Securities, adversely affect the right to convert such Debt Securities. (Section 902 of each Indenture).


         The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of that series, waive insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Applicable Indenture, including the provisions in "-- Certain Covenants" herein. (Section 1008 of each Indenture). The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities may, on behalf of all Holders of the Debt Securities of that series, waive any past default under the Applicable Indenture with respect to Debt Securities of that series, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Section 513 of each Indenture).


         Modification and amendment of each of the Indentures may be made by the Company and the applicable Trustee without the consent of any Holder for any of the following purposes: (i) to evidence the succession of another Person to the Company; (ii) to add to the covenants of the Company for the benefit of the Holders of all of any series of Debt Securities; (iii) to add Events of Default; (iv) to add or change any provisions of the Indenture to facilitate the issuance of bearer Debt Securities; (v) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Debt Securities; (vi) to establish the form or terms of Debt Securities of any series and any related coupons; (vii) to evidence and provide for the acceptance of appointment by a successor Trustee; (viii) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of Holders of Debt Securities of any series or any related coupons in any material respect; (ix) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided such action does not adversely affect the interests of Holders of Debt Securities of such series or related coupons in any material respect; (x) to secure the Debt Securities; and (xi) to amend or supplement any provision contained in the Indenture or in any supplemental indenture, provided that such amendment or supplement does not materially adversely affect the interests of the Holders of any Debt Securities then outstanding (Section 901 of each Indenture).


Consolidation, Merger and Sale of Assets

         The Company may consolidate with or merge into any other Person or Persons or convey, transfer or lease its properties and assets substantially as an entirety to any Person without the consent of the Holders of any of the Outstanding Debt Securities provided that (i) any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt

Securities under each of the Indentures, (ii) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) the Company has delivered to the Trustee under the Applicable Indenture an Officers' Certificate and an Opinion of Counsel stating compliance with these provisions. (Section 801)

Concerning the Trustees

         [              ] and [              ] are Trustees under the
Senior Indenture and the Subordinated Indenture, respectively. In the normal course of business, the Company and its subsidiaries conduct banking transactions with the Trustees, and the Trustees conduct banking transactions with the Company and its subsidiaries.

                         DESCRIPTION OF PREFERRED STOCK

         The following summary contains a description of the general terms of the Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series, including any Depositary Shares (as defined below) issued in respect thereof, may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Company's Restated Certificate of Incorporation and the certificates supplementary to the Company's Restated Certificate of Incorporation which will be filed with the Commission in connection with the offering of such series of Preferred Stock.

General


         Under the Company's Restated Certificate of Incorporation, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of shares of Preferred Stock, par value $.01 per share, in one or more series, with such terms, including preferences, conversion and other rights, voting power, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, as shall be established in or pursuant to the resolution or resolutions providing for the issue thereof to be adopted by the Board of Directors. Currently, under the Company's Restated Certificate of Incorporation, 50,000,000 shares are classified as Preferred Stock. The Company has designated 1,000,000 shares of such Preferred Stock as Cumulative Participating Junior Preferred Stock, which may be issued upon the exercise and conversion of certain Rights attached to each share of the Company's common stock. See "Description of Common Stock -- Rights to Purchase Certain Preferred Shares" herein. Prior to the issuance of each series of Preferred Stock, the Board of Directors (as used herein the term "Board of Directors" includes any duly authorized committee thereof) will adopt resolutions creating and designating such series to a series of Preferred Stock. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplements does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation of the Company relating to the particular series of Preferred Stock, which will be filed with the Commission at or prior to the time of sale of such Preferred Stock. As of the date of this Prospectus, no shares of Preferred Stock are outstanding.



         The Preferred Stock shall have the dividend, liquidation, and voting rights set forth below, unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative, and, if cumulative, the dates from which dividends shall commence to cumulate; (v) any redemption or sinking fund provisions of such Preferred Stock; (vi) whether the Company has elected to offer Depositary Shares (as defined below); (vii) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock or other Securities, including the conversion price (or manner of calculation thereof); and (viii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.


         The Preferred Stock will, when issued, be fully paid and nonassessable and have no preemptive rights. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on parity as to dividends and liquidation rights in all respects with each other series of the Preferred Stock.

Dividend Rights


         Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock . Such rates may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock record books of the Company (or, if applicable, the records of the Depositary referred to below under "Depositary Shares") on such record dates as will be fixed by the Board of Directors of the Company or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto. The ability of the Company to pay dividends with respect to its Preferred Stock or other capital stock may be affected by the ability of the Bank to pay dividends. The ability of the Bank, as well as the Company, to pay dividends in the future is, and could be further influenced by bank regulatory requirements and capital guidelines and policies established by the Federal Reserve Board. See "Supervision, Regulation and Other Matters" herein.


         No full dividends may be declared or paid or funds set apart for the payment of dividends on any securities which rank on parity with the Preferred Stock unless dividends shall have been paid or set apart for such payment on the Preferred Stock. If full dividends are not so paid, the Preferred Stock shall share dividends pro rata with such Securities.

         Each series of Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination.

Voting Rights


         Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to any voting rights.


Rights Upon Liquidation


         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, after distribution of assets is made to holders of any series or class of capital stock as may be set forth in the related Prospectus Supplement, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to accrued and unpaid dividends for the then-current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto, all as set forth in the Prospectus Supplement
with respect to such shares.    If upon any voluntary or involuntary
liquidation,
dissolution or winding up of the Company, the amounts payable with respect to the holders of Preferred Stock of any series are not paid in full, the holders of the Preferred Stock of such series will share ratably in any such distribution of assets of the Company in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.



         Because the Company is a holding company, its rights, the rights of its creditors and of its stockholders, including the holders of the shares of the Preferred Stock offered hereby, to participate in the assets of any Subsidiary, including the Bank, upon the latter's liquidation of recapitalization may be subject to the prior claims of the Subsidiary's creditors, except to the extent that the Company may itself be a creditor with reorganized claims against the Subsidiary.


Redemption


         A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company or the holder thereof, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series.


         In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Company, a committee thereof or by any other method determined to be equitable by the Board of Directors.

         On or after a redemption date, unless the Company defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of Holders of such shares will terminate except for the right to receive the redemption price.

Conversion


         The Prospectus Supplement for any series of the Preferred Stock will state the terms and conditions, if any, on which shares of that series are convertible into Common Stock or other Securities of the Company. Such terms will include the number of shares of Common Stock or the number of shares or aggregate amount of other Securities into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, if applicable, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.


Depositary Shares

         The Company may, at its sole option, elect to offer receipts for fractional interests ("Depositary Shares") in Preferred Stock, rather than full shares of Preferred Stock. In such event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock, will be issued as described below.

         The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Depositary Agreement") between the Company and the depositary named in the Prospectus Supplement (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights). The above summary of the Deposit Shares does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the applicable Prospectus Supplement and all the provisions of the Deposit Agreement (which contain the form of Depositary Receipt), which will be filed as an exhibit to the Registration Statement of which this Prospectus is a part.


                          DESCRIPTION OF COMMON STOCK



         The Company is authorized to issue 300,000,000 shares of Common Stock, par value $.01 per share, of which 66,249,466 were issued and outstanding at June 30, 1996. The Common Stock is traded on the New York Stock Exchange under the symbol "COF". All outstanding shares of Common Stock are, and any shares of Common Stock offered, will be validly issued, fully paid and nonassessable.



Voting and Other Rights



         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and except as described below, a majority vote is required for all action to be taken by stockholders. Directors are elected by a plurality of the votes cast, and stockholders do not have cumulative voting rights in the election of directors. Shares of Common Stock do not have any preemptive, subscription, redemption, sinking fund or conversion rights.



Distributions



         Subject to preferences that may be applicable to holders of any outstanding shares of Preferred Stock, holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of Common Stock at that time outstanding, subject to prior distribution rights of creditors of the Company and to the preferential rights of any outstanding shares of Preferred Stock.



ANTITAKEOVER LEGISLATION



         Section 203 of the General Corporation Law of the State of Delaware (the "Delaware Law") provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in Section 203 of the Delaware Law, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.



         Under certain circumstances, Section 203 of the Delaware Law makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Neither the Restated Certificate of Incorporation nor the By-laws of the Company exclude the Company from the restrictions imposed under Section 203 of the Delaware Law. It is anticipated that the provisions of Section 203 of the Delaware Law may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder.



Certificate of Incorporation and By-Law Provisions



         Certain of the provisions of the Restated Certificate of Incorporation and By-laws discussed below may have the effect, either alone or in combination with the provisions of Section 203 discussed above, the Rights discussed below, and certain banking laws and regulations (see "Regulation -- Investment in the Company"), of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by the Board of Directors but that a stockholder might consider to be in such stockholder's best interest. Those provisions include (i) restrictions on the rights of stockholders to remove directors, (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by unanimous written consent in lieu of a meeting, (iii) a "fair price" provision for business combinations and (iv) requirements for advance notice of actions proposed by stockholders for consideration at meetings of the stockholders.



         The summary set forth below describes certain provisions of the Restated Certificate of Incorporation and By-laws and is qualified in its entirety by reference to the provisions of the Restated Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.



         CLASSIFIED BOARD OF DIRECTORS. The Restated Certificate of Incorporation and By-laws of the Company provide that the Board of Directors, other than those elected by any series of Preferred Stock, will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The term of office of the first and second class of directors expired at the 1995 and 1996 annual meeting of stockholders, respectively, and an election of directors was held at each such annual meeting. The term office of the third class of directors expires at the 1997 annual meeting of stockholders. The class of directors elected at each annual meeting are elected for a term expiring at the annual meeting of stockholders held in the third year following their election and until their successors are elected and qualified.



         The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Such a delay may held ensure that Company's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board of Directors would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believe that such a change would be desirable.



         The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board of Directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to take control of the Company and remove a majority of the Board of Directors, the classification of the Board could tend to reduce the likelihood of fluctuations in the market price of the Common Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

         NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES. The Restated Certificate of Incorporation provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in the By-laws. The By-laws provide that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that the Company would have if there were no vacancies on the Board of Directors (the "Whole Board"), but must consist of not more than seventeen nor less than three directors. In addition, the By-laws provide that, subject to any rights of holders of Preferred Stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Accordingly, absent an amendment to the By-laws, the Board of Directors could prevent any stockholder from enlarging the Board of Directors and filling the new directorships with such stockholder's own nominees.



         In order to be qualified to serve as a director, a person must (a) not have attained the age of seventy years and (b) either (i) be an officer or employee of the Company and not (A) have voluntarily resigned from the position or office he held at the time of his election as a director, (B) have retired or been retired pursuant to the requirements of a pension, profit sharing, or similar plan or (C) have, at the time of his election as a director, held a position or office in the Company which has been changed, other than by an upward or expanded promotion or (ii) in the case of any person who is not an officer or employee of the Company, not (A) have retired from or severed his connection with the organization with which he was affiliated at the time of his election as a director or (B) have held a position or office with an organization with which he was affiliated at the time of his election as a director which has been changed, other than by an upward or expanded promotion, and (C) not have a material conflict of interest with the Company (1) as defined by applicable laws and regulations and (2) the existence and materiality of which may be determined by a majority of the remaining directors. Whenever any director shall cease to be qualified to serve as a director his term shall expire, but such director shall continue to serve until his successor is elected and qualified; provided, however, that no director's term shall so expire if the Board of Directors shall have waived such qualification.



         Under the Delaware Law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Restated Certificate of Incorporation and By-laws of the Company provide that, subject to the rights of holders of Preferred Stock to elect directors under specified circumstances, directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.



         NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. The Restated Certificate of Incorporation and By-laws of the Company provide that, subject to the rights of any holders of Preferred Stock to elect additional directors under specified circumstances, stockholder action can be taken only at an annual or special meeting of stockholders and prohibit stockholder action by written consent in lieu of a meeting. The By-laws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Chairman of the Board of Directors or by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.



         The provisions of the Restated Certificate of Incorporation and By-laws of the Company prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman or at the request of a majority of the Whole Board. The provisions would also prevent the holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take stockholder action and from taking action by consent. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman and the Board of Directors by calling a special meeting of stockholders prior to the time the Chairman or a majority of the Whole Board believes such consideration to be appropriate.



         ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS. The By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").



         The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for notice of stockholder nominations or proposals to be made at an annual meeting to be timely, such notice must be received by the Company not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (x) the 70th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made).
Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 80 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Company not later than the 10th day after such public announcement is first made by the Company. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not earlier than the 90th day before such meeting and not later than the later of (x) the 70th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made.



         Under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of the Company which are owned by such stockholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of the Company beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.



         By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about such qualifications. By requiring advance notice of the proposed business, the Stockholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board of Directors, will provide the Board of Directors with an opportunity to inform stockholders, prior to such meetings, if any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.



         Although the By-laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.



         BUSINESS COMBINATIONS. The Restated Certificate of Incorporation requires certain Business Combinations (as defined therein) with Interested Stockholders (as defined below) or affiliates thereof be approved by the affirmative vote of the holders of at least 75% of the Voting Stock of the Company, voting together as a single class. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. The requirement that a Business Combination with an Interested Stockholder be approved by the affirmative vote of 75% of the voting power of the outstanding Voting Stock does not apply if either (i) the Business Combination has been approved by a majority of the Continuing Directors (as defined below), or (ii) certain price and procedure requirements designated to ensure that the Company's stockholders receive a "fair price" for their Common Stock are satisfied. An "Interested Stockholder" is any person (other than the Company or any subsidiary of the Company) who or which: (i) is the beneficial owner, directly or indirectly, of 5% or more of the voting power of the outstanding Voting Stock; or (ii) is an affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5% or more of the voting power of the then outstanding Voting Stock; or (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act. A "Continuing Director" means any member of the Board of Directors who was unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor director who is unaffiliated with the Interested Stockholder and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors.



         LIABILITY OF DIRECTORS; INDEMNIFICATION. The Restated Certificate of Incorporation provides that a director will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit. The Restated Certificate of Incorporation also provides that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or had agreed to serve at the request of the Board of Directors of the Company as an employee or agent of the Company or as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, in accordance with the By-laws, to the full extent permitted by the Delaware Law, as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) . The Restated Certificate of Incorporation also specifically authorizes the Company to enter into agreements with any person providing for indemnification greater or different than that provided by the Certificate of Incorporation.



         AMENDMENTS. The Restated Certificate of Incorporation and By-laws state that any amendment to certain provisions, including those provisions discussed above, be approved by the holders of at least 80% of the Voting Stock. This requirement will prevent a stockholder with only a majority of the Common Stock from avoiding the requirements of the provisions discussed above by simply repealing such provisions. The Restated Certificate of Incorporation further provides that the By-laws may be amended by the Company's Board of Directors.



Rights to Purchase Certain Preferred Shares



         Each share of Common Stock issued and outstanding, or to be issued and outstanding, includes, or upon issuance will include, an attached "Right."
Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's Cumulative Participating Junior Preferred Stock, par value $0.01 per share (the "Junior Preferred Shares") at a price of $150 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The Company has initially authorized and reserved 1,000,000 shares of Junior Preferred Shares for issuance upon exercise of the Rights. Because of the nature of the Junior Preferred Shares' dividend and liquidation rights, the value of the one one-hundredth interest in a Junior Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock. Initially, the Rights are not exercisable and trade automatically with the Common Stock. The Rights generally become exercisable, however, and separate certificates representing the Rights will be distributed, if any person or group acquires 15 percent or more of the Company's outstanding Common Stock or a tender offer or exchange offer is announced for the Company's Common Stock. The Rights expire on November 29, 2005, unless earlier redeemed by the Company at $0.01 per Right prior to the time any person or group acquires 15 percent of the outstanding Common Stock. Until the Rights become exercisable, the Rights have no dilutive effective on earnings per share.
Prior to exercise, a Right will not create any rights in the holder thereof as a stockholder of the Company, including, without limitation, the right to vote or receive dividends.



         The Rights will have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors, since the Rights may be redeemed by the Company for $.01 per Right prior to the time that a person or group acquires 15 percent of the outstanding Common Stock.



         The foregoing summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Form 8-A of the Company filed on November 16, 1995, which is incorporated herein by reference, and the Certificate of Designations, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.



Dividend Reinvestment Plan



         In January 1996, the Company implemented a dividend reinvestment and stock purchase plan (the "DRIP"). The DRIP provides stockholders with the opportunity to purchase additional shares of the Company's Common Stock by reinvesting all or a portion of their dividends on shares of Common Stock. The DRIP also provides existing stockholders with the option to make cash investments monthly (subject to a minimum monthly limit of $50 and a maximum monthly limit of $5,000). Optional cash investments in excess of $5,000 may be made with the permission of the Company at a discount which will be from 0% to 3%. The Company uses proceeds from the DRIP for general corporate purposes.

Transfer Agent



         The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.


                              PLAN OF DISTRIBUTION

         The Company may sell Securities to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents. Each Prospectus Supplement will describe the method of distribution of the Securities being offered thereby.

         The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Securities Act"). Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

         If so indicated in the Applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include but are not limited to commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company.
The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect to the validity or performance of such contracts.

         Underwriters and agents who participate in the distribution of Securities may be entitled under agreements which may be entered into by the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.




                             VALIDITY OF SECURITIES


         The validity of the Securities will be passed upon for the Company by John G. Finneran, Jr., Senior Vice President, General Counsel and Corporate Secretary of the Company. Mr. Finneran owns beneficially 40,874 shares of common stock of the Company, including options exercisable within sixty days under the Company's 1994 Stock Incentive Plan.


                                    EXPERTS

         The consolidated financial statements of Capital One Financial Corporation incorporated by reference in Capital One Financial Corporation's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Insurance and Distribution.

         The Company estimates that expenses, other than underwriting compensation, in connection with the offering described in this Registration Statement will be as follows:


         Registration fee . . . . . . . . . . . . . . . . . . . .   $  68,965
         Trustee's fees and expenses  . . . . . . . . . . . . . .      15,000
         Printing and engraving expenses  . . . . . . . . . . . .      75,000
         Legal fees and expenses  . . . . . . . . . . . . . . . .      30,000
         Accountants' fees and expenses . . . . . . . . . . . . .      30,000
         Rating agency fees . . . . . . . . . . . . . . . . . . .      75,000
         Blue Sky fees and expenses . . . . . . . . . . . . . . .      15,000
         NASD Filing Fees . . . . . . . . . . . . . . . . . . . .      20,500
         NYSE Filing Fees . . . . . . . . . . . . . . . . . . . .      15,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . .       5,535
                                                                      -------
           Total  . . . . . . . . . . . . . . . . . . . . . . . .    $350,000
                                                                     ========


- -------------------





Item 15.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware provides, in general, for indemnification by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful.

         Article XI of the Company's Restated Certificate of Incorporation and
Section 6.7 of the Company's Restated bylaws provides, in general, for mandatory indemnification of directors and officers to the extent permitted by law, against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Company itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or of a knowing violation of the criminal law.

Item 16.  Exhibits.


1.1 --   Form of Debt Underwriting Agreement**
1.2 --   Form of Preferred Stock Purchase Agreement**
3.1 --   Restated Certificate of Incorporation of Capital One Financial Corporation*
3.2 --   Restated Bylaws of Capital One Financial Corporation (as amended January 24, 1995)*
4.1 --   Revised Form of Senior Indenture, dated as of [___________], between the Company and
         [_____________], as trustee*
4.2 --   Revised Form of Subordinated Indenture, dated as of [___________], between the Company and
         [____________], as trustee*
4.3 --   Certificate of Designations of Cumulative Participating Junior Preferred Stock*
4.4 --   Form of Certificate of Designations relating to each series of Preferred Stock**
4.5 --   Form of Deposit Agreement**

5   --   Opinion of John G. Finneran, Jr., Senior Vice President, General Counsel and Corporate Secretary
         of Company*
12  --   Statement re:  Computation of  Ratios of Earnings to Fixed Charges*
13  --   Portions of the Company's 1995 Annual Report incorporated by reference into the Company's
         Form 10-K for the year ended December 31, 1996*
23.1 --  Consent of Ernst & Young LLP*
23.2 --  Consent of John G. Finneran, Jr. (included in Exhibit 5)
24   --  Powers of Attorney (set forth on signature page)***
25.1 --  Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
         [_____________] (separately bound and filed)**
25.2 --  Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
         [______________] (separately bound and filed)**


- ---------------------
*        Filed herewith.
** To be filed by amendment or incorporated by reference. The Company will file as an Exhibit to a Current Report on Form 8-K any related form utilized in the future and not previously filed by means of an amendment.

***      Previously filed.


Item 17.  Undertakings.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) - (g)        [Intentionally omitted].

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)      (1)     For purposes of determining any liability under the Securities
Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 434(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(j) The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

                               INDEX TO EXHIBITS



       Exhibit                                                                           Sequentially
       Number                                    Exhibits                                Numbered Page
       ------                                    --------                                -------------
        1.1          Form of Debt Underwriting Agreement**
        1.2          Form of Preferred Stock Purchase Agreement**
        3.1          Restated Certificate of Incorporation of Capital One Financial
                     Corporation*

        3.2          Restated Bylaws of Capital One Financial Corporation (as amended
                     January 24, 1995)*
        4.1          Revised Form of Senior Indenture, dated as of [___________], between the Company and [_____________], as trustee*
        4.2          Revised Form of Subordinated Indenture, dated as of


                     [___________],  between the Company and [____________], as trustee*
        4.3          Certificate of Designations of Cumulative Participating Junior
                     Preferred Stock*
        4.4          Form of Certificate of Designations relating to each series of
                     Preferred Stock**
        4.5          Form of Deposit Agreement**
         5           Opinion of John G. Finneran, Jr., Senior Vice President, General
                     Counsel and Corporate Secretary of Company*

         12          Statement re:  Computation of  Ratios of Earnings to Fixed
                     Charges*
         13          Portions of the Company's 1995 Annual Report incorporated by reference into the Company's Form 10-K for the year ended
                     December 31, 1996*
        23.1         Consent of Ernst & Young LLP*
        23.2         Consent of John G. Finneran, Jr. (included in Exhibit 5)
         24          Powers of Attorney (set forth on signature page)***

        25.1         Statement of Eligibility on Form T-1 under the Trust Indenture
                     Act of 1939, as amended, of [_____________] (separately bound and filed)**
        25.2         Statement of Eligibility on Form T-1 under the Trust Indenture
                     Act of 1939, as amended, of [______________] (separately bound and filed)**


- ----------------------

*        Filed herewith.
**       To be filed by amendment or incorporated by reference.  The Company will file as an Exhibit to a Current Report on Form 8-K any related form utilized in the future and not previously filed by means of an amendment.

***      Previously filed.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Virginia, on the 19th day of September, 1996.



                       CAPITAL ONE FINANCIAL CORPORATION





                       By: /s/ JAMES M. ZINN

                           ----------------------------------
                            James M. Zinn
                            Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the 19th day of September, 1996.





             SIGNATURE                                                TITLE
/s/ Richard D. Fairbank*                     Director, Chairman and Chief Executive Officer
- -----------------------------------          (Principal Executive Officer)
Richard D. Fairbank



/s/ Nigel W. Morris*                         Director, President and Chief Operating Officer
- -----------------------------------
Nigel W. Morris



/s/ James M. Zinn                            Senior Vice President and Chief Financial Officer
- -----------------------------------          (Principal Accounting and Financial Officer)
James M. Zinn



/s/ W. Ronald Dietz*                         Director
- -----------------------------------
W. Ronald Dietz



/s/ James A. Flick, Jr.*                     Director
- -----------------------------------
James A. Flick, Jr.



/s/ Patrick W. Gross*                        Director
- -----------------------------------
Patrick W. Gross



/s/ James V. Kimsey*                         Director
- -----------------------------------
James V. Kimsey



/s/ Stanley I. Westreich*                    Director
- -----------------------------------
Stanley I. Westreich



* By: /s/ James M. Zinn
     ------------------------------
         James M. Zinn
         Attorney-in-Fact

